Exhibit 99.1

CytoDyn Secures $30 Million Commitment from Yorkville Advisors

VANCOUVER, Washington, November 3, 2025 (GLOBE NEWSWIRE) -- CytoDyn Inc. (OTCQB: CYDY) ("CytoDyn" or the "Company"), a clinical-stage oncology company advancing leronlimab, a first-in-class humanized monoclonal antibody targeting the CCR5 receptor with therapeutic potential across multiple indications, including triple-negative breast cancer (TNBC) and metastatic colorectal cancer (mCRC), today announced that it has secured a $30 million funding commitment from Yorkville Advisors Global.

Under the terms of the agreement, CytoDyn has the right to sell, and Yorkville has the obligation to purchase up to $30 million worth of CytoDyn’s common stock over the next 36 months. CytoDyn, at its sole discretion, will control the timing of all sales of common stock to Yorkville, and there are no warrants, derivatives, or other share classes associated with the funding arrangement. CytoDyn is not obligated to utilize any of the $30 million available, there are no minimum commitments or minimum use penalties, and the arrangement does not impose any restrictions on the Company’s operating activities.

“This funding commitment from Yorkville is a solid step in the right direction for CytoDyn,” said Robert E. Hoffman, CFO of CytoDyn. “We will utilize this underlying commitment to further develop our program centered around the ability of leronlimab to upregulate PD-L1. This type of discretionary arrangement allows us continued flexibility as we look to bring in additional capital, whether it be through additional financings or strategic partnerships.”

For more information on the funding commitment secured from Yorkville, including key terms and conditions of the agreement, please see CytoDyn’s filings with the Securities and Exchange Commission, including its Current Report on Form 8-K filed on November 3, 2025.

About CytoDyn

CytoDyn is a clinical-stage oncology company dedicated to advancing leronlimab, a first-in-class humanized monoclonal antibody that targets the CCR5 receptor, a key regulator of immune function implicated in cancer, infectious diseases, and autoimmune disorders. Guided by a mission to improve patients’ quality of life through therapeutic innovation, CytoDyn is committed to integrity, responsibility, and service as it works to bring transformative treatments to patients worldwide.

For more information, please visit www.cytodyn.com and follow us on LinkedIn.

Note Regarding Forward-Looking Statements

This news release may contain forward-looking statements relating to, among other things, the issuance of shares under the agreement with Yorkville, the anticipated benefits of the agreement with Yorkville, mechanism of action of leronlimab, clinical trial results, product development, market position, future operating and financial performance, and business strategy. The reader is cautioned not to rely on these statements, which are based on current expectations of future events. For important information about these statements and our Company, including the risks, uncertainties and other factors that could cause actual results to vary materially from the assumptions, expectations and projections expressed in any forward-looking statements, the reader should review our Annual Report on Form 10-K for the fiscal year ended May 31, 2025, including the section captioned “Forward-Looking Statements” and in Item 1A, as well as subsequent reports filed with the Securities and Exchange Commission. CytoDyn Inc. does not undertake to update any forward-looking statement as a result of new information or future events or developments except as required by applicable law.

Corporate Contact

CytoDyn Inc.

ir@cytodyn.com

Media Contacts

Rob Haney, Ph.D., or Ignacio Guerrero-Ros, Ph.D.

Russo Partners, LLC

CytoDyn@russopartnersllc.com